Calculation of Filing Fee Tables
S-8
AbCellera Biologics Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares, no par value per share	Other	14,787,850	$ 2.92	$ 43,180,522.00	0.0001531	$ 6,610.94
Total Offering Amounts:						$ 43,180,522.00		$ 6,610.94
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 6,610.94
Offering Note
[1]	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional common shares, no par value per share ("common shares") which become issuable under the 2020 Share Option and Incentive Plan (the "2020 Plan") by reason of any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding common shares. Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based on $2.92, the average of the high and low sale prices of the Registrant's common shares as reported on the Nasdaq Stock Market on February 26, 2025. Represents an annual increase to the number of shares available for issuance under the 2020 Plan, in accordance with the automatic annual increase provision, effective as of January 1, 2025.